Van Kampen California Quality Municipal Trust
                Item 77(o) 10f-3 Transactions
              October 1, 2001 - March 31, 2002


Security     Date of  Shares    Total      Purchase  Broker
             Purchas  Purchase  Issued     d
             e        d                    By Fund
Puerto Rico  12/13/0  2,000,00  720,370,00  0.28%    Goldman
Elec. Pwr    1           0          0                Sachs
Auth